EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33708, 333-36556, 333-83934, 333-100337, 333-100399, 333-100400, 333-101041, 333-105060, 333-107191, 333-107776, 333-107777, 333-108560, 333-109593, 333-112783, 333-118687, and 333-120548 on Form S-3 and Nos. 33-34451, 33-53010, 33-65061, 333-06503, 333-06505, 333-06507, 333-06511, 333-90323, 333-31294, 333-55068, 333-61822, 333-62604, 333-74890, 333-96663, 333-104532, 333-104533, 333-105059, 333-107778, 333-112514, 333-115638, and 333-115639 on Form S-8 of our reports dated March 28, 2005, relating to the financial statements of Zix Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Zix Corporation for the year ended December 31, 2004

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 28, 2005